H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.3

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated February 2, 2016, prepared for Swift Energy Company in the Registration Statement on Form S-8 filed on or about December 21, 2016, pertaining to the registration of shares of common stock of Swift Energy Company under the Swift Energy Company Inducement Plan.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.

by: _/s/ Marilyn Wilson______________
Marilyn Wilson, P.E.
President and Chief Executive Officer

December 21, 2016
Houston, Texas